Liberty Silver Announces Effectiveness of S-1 Registration Statement and

Issuance of Shares to Complete Hi Ho Property Acquisition

Toronto, ON – March 21, 2013.  Liberty Silver Corp. (TSX: LSL) (“Liberty” or the “Company”) is pleased to announce that the Company’s Registration Statement on Form (“S-1”), which was filed with the United States Securities and Exchange Commission (“SEC”) in accordance with a Registration Rights Agreement entered into, pursuant to a Purchase Agreement to acquire the Hi Ho Property from Primus Resources, L.C. and a second property owner (collectively, “Primus”), was declared  effective on March 1, 2013.

Following the declaration of effectiveness, pursuant to the terms of the Registration Rights Agreement, the Company has issued a total of 277,778 common shares to Primus, satisfying the remaining consideration paid for the acquisition of the Hi Ho Property, which is located immediately adjacent to the existing Trinity Mine on the Company's flagship Trinity Silver property in Nevada.  The shares were issued at a deemed value of USD $0.72 per share (USD $200,000) (press release – October 16, 2012).  The Company intends to drill on the newly acquired Hi Ho Property to confirm the mineralization.  The Hi Ho Property is not included in the Company’s current resource estimates.

The Company also announces that it has engaged SRK Consulting (U.S) Inc., Reno, Nevada, to assist the Company in outlining the second phase drill program, which will be designed to further delineate and potentially update the current resource estimates.

"We are extremely pleased to have Liberty’s S-1 declared effective by the SEC.  To have our S-1 filed, reviewed and declared effective, is a significant step forward," stated Geoff Browne, President and CEO of Liberty.  "As previously disclosed, the Hi Ho Property is a key part of our future at Trinity and we look forward to continuing our efforts in the exploration and development of this valuable project.”

About Liberty Silver Corp.

Liberty Silver Corp. is focused on exploring and advancing mineral properties located in North America.  Liberty Silver is led by a skilled, experienced management team and board of directors with significant experience managing exploration, development, and mining projects.  Liberty Silver is committed to creating value for its shareholders by advancing its current projects utilizing its mitigated risk approach to developing new resources on its current properties, and acquiring new properties that have the potential to increase their resource base.  The Trinity Silver Project, located in Pershing County, Nevada, is Liberty Silver’s flagship project.  Liberty Silver has the right to earn a joint venture interest in the 10,940 acres Trinity property pursuant to the terms of an earn-in agreement with Renaissance Exploration Inc.

Information about the Company is available on its website, www.libertysilvercorp.com, or in the SEDAR and EDGAR databases.

For additional information:

Manish Z. Kshatriya, Executive VP & CFO

(888) 749-4916

mkshatriya@libertysilvercorp.com

Kevin O’Connor, Investor Relations

(416) 962-3300

ko@spinnakercmi.com

Cautionary Statements

Cautionary Note to U.S. Investors concerning estimates of Resources: This news release uses any one or more of the terms “Measured, Indicated, and Inferred Resources.”  The Company advises U.S. investors that while these terms are recognized and required by Canadian regulations, the SEC does not recognize the terms.  U.S. investors are cautioned not to assume that any part or all of Measured or Indicated Mineral Resources will ever be converted into Reserves.  Inferred Resources have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility.  It cannot be assumed that all or any part of an Inferred Mineral Resource will ever be upgraded to a higher category.  Under Canadian rules, estimates of Inferred Mineral Resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases.  U.S. investors are cautioned not to assume that any part or all of a measured, indicated, or inferred resource exists, or is economically or legally minable.

Mineral resources that are not mineral reserves do not have demonstrated economic viability.  Mineral resource estimates do not account for mineability, selectivity, mining loss and dilution.  The assessment in the 43-101 report is preliminary in nature, includes inferred mineral resources that are considered too speculative geologically to have economic considerations applied to them that would enable them to be categorized as mineral reserves and there is no certainty that these inferred mineral resources will be converted to the measured and indicated categories through further drilling, or into mineral reserves, once economic considerations are applied.

Due to the uncertainty that may be attached to Inferred Mineral Resources, it cannot be assumed that all or any part of an Inferred Mineral Resource will be upgraded to an Indicated or Measured Mineral Resource as a result of continued exploration. Confidence in the estimate is insufficient to allow the meaningful application of technical and economic parameters or to enable an evaluation of economic viability worthy of public disclosure. Inferred Mineral Resources must be excluded from estimates forming the basis of feasibility or other economic studies.

The Toronto Stock Exchange does not accept responsibility for the adequacy or accuracy of this News Release.  No stock exchange, securities commission or other regulatory authority has approved or disapproved the information contained herein.

Certain statements in this press release are forward-looking and involve a number of risks and uncertainties.  Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  The forward-looking statements are based on information currently available to the Company and the Company provides no assurance that actual results will meet management's expectations. Forward-looking statements include estimates and statements that describe the Company's future plans, objectives or goals, including words to the effect that the Company or management expects a stated condition or result to occur. Forward-looking statements may be identified by such terms as "believes", "anticipates", "expects", "estimates", "may", "could", "would", "will", or "plan". Since forward-looking statements are based on assumptions and address future events and conditions, by their very nature they involve inherent risks and uncertainties. Actual results relating to, among other things, results of exploration, project development, reclamation and capital costs of the Company's mineral properties, and the Company's financial condition and prospects, could differ materially from those currently anticipated in such statements for many reasons such as: changes in general economic conditions and conditions in the financial markets; changes in demand and prices for minerals; litigation, legislative, environmental and other judicial, regulatory, political and competitive developments; technological and operational difficulties encountered in connection with the activities of the Company; and other matters discussed in this news release. This list is not exhaustive of the factors that may affect any of the Company's forward-

looking statements. These and other factors made in public disclosures and filings by the Company should be considered carefully and readers should not place undue reliance on the Company's forward-looking statements. The Company does not undertake to update any forward-looking statement that may be made from time to time by the Company or on its behalf, except in accordance with applicable securities laws.